                             LNB BANCORP, INC.
                               LORAIN, OHIO

                 NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

  TO THE SHAREHOLDERS OF
  LNB BANCORP, INC.                                          March 17, 1997

     The Annual Meeting of Shareholders of LNB Bancorp, Inc. will be held at 521 Broadway, Lorain, Ohio 44052, on Tuesday, April 15, 1997, at 10:00 a.m., Eastern Daylight Savings Time, for the purpose of considering and voting upon the following matters as more fully described in the Proxy Statement.

  PROPOSALS:
     1. ELECTION OF DIRECTORS - To elect five (5) directors to hold office until their term expires (April 18, 2000) or until their successors are elected and qualified.

     2. STOCK DIVIDEND - Increase the outstanding common stock of LNB Bancorp, Inc. by declaration of a stock dividend consisting of approximately 82,771 shares of common stock of $1.00 par value each, and the terms and conditions thereof.

     3. OTHER BUSINESS - To transact such other business as may properly come before the meeting.

    Shareholders of record at the close of business on March 7, 1997 will be entitled to vote the number of shares held of record in their names on that date. The transfer books will not be closed.

    We urge you to sign and return the enclosed proxy as promptly as possible, whether or not you plan to attend the meeting in person. This proxy may be revoked prior to its exercise.

                                      By Order of the Board of Directors


                                                     /s/ Thomas P. Ryan


                                                         Thomas P. Ryan
                                               Executive Vice President
                                                and Secretary/Treasurer


  YOUR VOTE IS IMPORTANT. PLEASE MARK, SIGN, DATE AND MAIL THE ENCLOSED PROXY FORM(S) WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING. A RETURN ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE.

                   THIS PAGE LEFT INTENTIONALLY BLANK

                              LNB BANCORP, INC.
                                457 BROADWAY
                             LORAIN, OHIO 44052
                              PROXY STATEMENT
                               MARCH 17, 1997

    This proxy solicitation is made on behalf of the Board of Directors of LNB Bancorp, Inc., (hereinafter called the "Corporation") being a One Bank Holding Company owning all of the stock of The Lorain National Bank (hereinafter called the "Bank"). As of this date, the number of shares of Common Stock outstanding and entitled to vote at the Annual Meeting of Shareholders to be held on April 15, 1997, is 4,138,533. Only those shareholders of record at the close of business on March 7, 1997 shall be entitled to vote. This proxy may be revoked prior to its exercise. The cost of this solicitation is being paid by the Corporation.

  VOTING
    Each shareholder shall be entitled to one vote for each share of stock standing in their name on the books of the Corporation. No holder of shares of any class shall have the right to vote cumulatively in the election of directors.
    Shares held in accounts by the Bank's Trust and Investment Management Division will be voted by the trustee in accordance with written instructions from account administrators or account plan participants, and where no instructions are received, as the trustee deems proper.
    Shares of Common Stock represented by proxies in the accompanying form which are properly executed and returned to the Corporation will be voted at the Annual Meeting of Shareholders in accordance with the shareholders' instruction contained in such proxies. Where no such instructions are given, the shares will be voted for the election of directors as described herein; in support of the increase in the number of authorized shares; and at the discretion of the proxy holders on such other matters as may come before the meeting. The Board of Directors has no reason to believe that any of the nominees will be unable to serve as a director. In the event, however, of the death or unavailability of any nominee or nominees, the proxy to that extent will be voted for such other person or persons as the Board of Directors may recommend.
    The results of votes taken at the Annual Meeting will be disclosed in the Corporation's First Quarterly Report for 1997 on Form 10-Q, as filed with the Securities and Exchange Commission (SEC). The disclosure will include for each proposal, the number of votes for, the number of votes against and the number of abstentions. In addition, the disclosure will set forth the number of votes received by each candidate running for a directorship and the percentage of these votes as to the total shares outstanding.

  ELECTION OF DIRECTORS
    Article III of the Code of Regulations of the Corporation provides that directors are to be divided into three (3) classes. Each class serves a term of three (3) years, or until their respective successors are elected and qualified. In that the term of office for five (5) members of the present Board of Directors will expire on April 15, 1997, the management has nominated the hereinafter named five (5) individuals for election to serve until April 18, 2000, or until their successors are elected and qualified.

    The affirmative vote of the holders of at least a majority of a quorum is required in order to elect each director. Under the Code of Regulations of the Corporation, a quorum is constituted by the presence, in person or by proxy, of a majority of the voting power of the Corporation.

    Other nominations may be made only in accordance with the notice procedures set forth in Article III of the Code of Regulations of the Corporation. The procedure states that nominations for election to the Board of Directors may be made by the Board of Directors or by any shareholder of any outstanding class of capital stock of the Corporation entitled to vote for the election of directors. Nominations, other than those made by or on behalf of the existing management of the Corporation, shall be made in writing and shall be delivered or mailed to the President of the Corporation not less than fourteen (14) days nor more than fifty
  (50) days prior to any meeting of shareholders called for the election of directors, provided however, that if less than twenty-one (21) days notice of the meeting is given to shareholders, such nomination shall be mailed or delivered to the President of the Corporation no later than the close of business on the seventh (7th) day following the day on which the notice of the meeting was mailed. Such notification shall contain the following information as to the extent known to the notifying shareholder: (a) the name and address of each proposed nominee; (b) the principal occupation of each proposed nominee; (c) the total number of shares of capital stock of the Corporation that will be voted for each proposed nominee; (d) the name and resident address of the notifying shareholder; and (e) the number of shares of capital stock of the Corporation owned by the notifying shareholder. Nominations not made in accordance herewith may, at his discretion, be disregarded by the Chairman of the meeting, and upon his instructions, the vote teller may disregard all votes cast for each such nominee. Unless otherwise instructed, it is the intention of the persons named in the proxy to vote for the election of the following five(5) nominees:
    1) James F. Kidd
    2) Jeffrey F. Riddell
    3) Thomas P. Ryan
    4) Paul T. Stack
    5) Robert M. Campana

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF EACH
  NOMINEE.

    The following individuals are directors whose term of office is scheduled to expire on April 21, 1998:
    1) Daniel P. Batista
    2) David M. Koethe
    3) Stanley G. Pijor
    4) Eugene M. Sofranko
    5) Leo Weingarten

    The following individuals are directors whose term of office is scheduled to expire on April 20, 1999:
    1) James L. Bardoner
    2) Wellsey O. Gray
    3) Benjamin G. Norton
    4) T.L. Smith, M.D.

  DIRECTOR'S COMMITTEES
    The Bank has six (6) standing committees upon which members of the Board of Directors serve. They are:

    1) The Audit Committee        4) The Pension/Fringe Benefit Committee
    2) The Executive Committee    5) The Incentive Stock Option Committee
    3) The Trust Committee        6) The Compensation Committee

    Membership of each of these committees is indicated by footnote on page 7.

    The Audit Committee met three (3) times during the last fiscal year.
  It establishes policies for the administration of the Bank's Audit Division. The Executive Committee met thirteen (13) times during the last fiscal year. This committee is authorized to approve matters relating to loans, the purchase of bills, notes, and other evidence of debt. The Trust Committee reviews the various trusts accepted by the Bank's Trust and Investment Management Division. It held six (6) meetings during the last fiscal year. The Pension/Fringe Benefit Committee reviews indirect compensation of officers and employees. It did not meet during the last fiscal year. The Incentive Stock Option Committee determines who will receive stock options and the number of shares to be granted under the terms of the Incentive Stock Option Plan. The actions of the Incentive Stock Option Committee are subject to the approval of the Compensation Committee. It did not meet during the last fiscal year. The Compensation Committee meets to review all officers' salaries. It held one (1) meeting during the last fiscal year. The Bank has no designated Nominating Committee. Nominees for the Board of Directors are determined by a vote of the total Board of Directors.
    The Bank held thirteen (13) Board of Directors meetings during the last fiscal year. Of the directors who served during 1996, Leo Weingarten attended fewer than 75% of the total number of meetings of the Board of Directors and all committee meetings of which the aforementioned director was a member.
    The Corporation held twelve (12) Board of Directors meetings during the last fiscal year. Of the directors who served during 1996, no one attended fewer than 75% of the total of twelve (12) meetings held.

  DIRECTOR'S COMPENSATION

   Each outside director of the Bank is entitled to receive an annual retainer fee of $2,500. Bank officers, who are also directors of the Bank, do not receive an annual retainer fee.
    All of the directors of the Corporation are also directors of the Bank. A director's fee of $500 is paid to outside directors for each meeting attended. Directors, who are also officers of the Corporation, receive a fee of $250 for their attendance at the Corporation's board meetings and receive no director's fees for their attendance at the meetings of the Bank's board.
    Mr. Stanley G. Pijor entered into a Consulting Agreement (The Agreement) with the Bank and the Corporation dated March 15, 1994. The Agreement provides that Mr. Pijor shall receive a consulting fee of $85,000 each year for a period of five (5) years commencing January 1, 1996. The Agreement also stipulates that Mr. Pijor will be provided with an automobile and will be reimbursed for reasonable expenses relative to his duties as a consultant during the term of the Agreement. Termination of the Agreement (by either party) would not prejudice Mr. Pijor's right to receive the benefits referred to above for a period of up to two (2) years.

                                                   LORAIN
                                                  NATIONAL
                                                    BANK       LNB BANCORP,
                      PRINCIPAL OCCUPATION        DIRECTOR    INC. DIRECTOR
  NAME AND AGE        FOR THE PAST FIVE YEARS       SINCE         SINCE

  JAMES L. BARDONER   RETIRED, FORMER PRESIDENT     1974          1983
  Age 78              Dorn Industries, Inc.
  (1-2-4-5-6)         (Manufacturing Company)

  DANIEL P. BATISTA   ATTORNEY/PARTNER              1976          1983
  Age 62              Cook & Batista Co.,L.P.A.(A)
  (2-3-5-6)

  ROBERT M. CAMPANA   MANAGING DIRECTOR             1996          1996
  Age 37              P.C.Campana, Inc.
  (3)

  WELLSLEY O. GRAY    SALES CONSULTANT              1973          1983
  Age 63              Smith Dairy Company
  (1-3)

  JAMES F. KIDD       PRESIDENT AND CHIEF           1989          1989
  Age 57              EXECUTIVE OFFICER
  (2-3-4)             LNB Bancorp, Inc. and
                      The Lorain National Bank

  DAVID M. KOETHE     CHAIRMAN OF THE BOARD         1975          1983
  Age 61              The Lorain Printing Company(B)
  (2-3-4-5-6)

  BENJAMIN G. NORTON  EMPLOYEE AND                  1983          1983
  Age 57              COMMUNITY RELATIONS MANAGER
  (3-7)               RELTEC Corporation

  STANLEY G. PIJOR    CHAIRMAN OF THE BOARD         1969          1983
  Age 66              LNB Bancorp, Inc. and
  (2-3-4-6)           The Lorain National Bank

  JEFFREY F. RIDDELL  PRESIDENT                     1995          1995
  Age 45              Consumers Builders Supply
  (1)                 Company
                      VICE PRESIDENT AND
                      CHIEF EXECUTIVE OFFICER
                      Consumeracq, Inc.

  THOMAS P. RYAN      EXECUTIVE VICE PRESIDENT      1989          1989
  Age 58              AND SECRETARY/TREASURER
                      LNB Bancorp, Inc.
                      EXECUTIVE VICE PRESIDENT
                      AND SECRETARY
                      The Lorain National Bank

                                                 LORAIN
                                                NATIONAL
                                                  BANK         LNB BANCORP,
                      PRINCIPAL OCCUPATION      DIRECTOR     INC. DIRECTOR
  NAME AND AGE        FOR THE PAST FIVE YEARS     SINCE          SINCE

  T.L. SMITH, M.D     RETIRED PHYSICIAN           1968            1983
  Age 83
  (1-2-4-5-6)

  EUGENE M. SOFRANKO  PRESIDENT AND CHIEF         1974            1983
  Age 66              EXECUTIVE OFFICER
  (1-2-4-5-6)         Lorain Glass Company, Inc.

  PAUL T. STACK       RETIRED MANUFACTURER'S      1974            1983
  Age 67              REPRESENTATIVE
  (1-2-3-6)           Coley's Inc.

  LEO WEINGARTEN      RETIRED                     1964            1983
  Age 77
  (2-4-5-6)

    (1) Member of Audit Committee       (5) Member of Incentive Stock Option
    (2) Member of Executive Committee       Committee
    (3) Member of Trust Committee       (6) Member of Compensation Committee
    (4) Member of Pension/Fringe Benefit(7) Alternate Member of Executive
        Committee                           and Compensation Committees

    (A) The Bank has retained the law firm of Cook & Batista Co., L.P.A. as legal counsel for the last several years. During the last fiscal year, The Lorain National Bank has paid to Cook & Batista, Co., L.P.A. an amount of $115,634. It is anticipated that this relationship will continue during the current fiscal year.
    (B) During the last fiscal year, The Lorain National Bank has paid to The Lorain Printing Company an amount of $62,503 for printing services and supplies. It is anticipated that such business relationship will continue during the current fiscal year.
    (C) During the last fiscal year the Bank paid to Stanley G. Pijor the sum of $1,031,574 which constituted the lump sum distribution of his retirement benefits payable under the provisions of the Lorain National Bank Retirement Pension Plan. Mr. Pijor was also a party to a Consulting Agreement with the Bank dated March 15, 1994, which provides Mr. Pijor shall receive a consulting fee of $85,000 each year for a period of five (5) years commencing on January 1, 1996. The Agreement also stipulates that Mr. Pijor will be provided with an automobile and will be reimbursed for reasonable expenses relative to his duties as a consultant during the term of the Agreement. Termination of the Agreement (by either party) would not prejudice Mr. Pijor's rights to receive the benefits referred to above for a period of up to two (2) years. Mr. Pijor was also a party to a Supplemental Retirement Agreement entered into with the Bank on December 31, 1987. Under the terms of this Agreement, Mr. Pijor shall receive an annual supplemental retirement benefit in the amount of $50,000 for a period on ten (10) years. The payment of these supplemental retirement benefits commenced in January of 1996.

  EXECUTIVE COMPENSATION
    LNB Bancorp, Inc. did not pay any separate compensation, other than Corporation director fees, to its executive officers during 1996, 1995, and 1994. All executive compensation was paid by Lorain National Bank. The information which follows discloses the annual and long term compensation for services in all capacities to the Corporation and the Bank for the fiscal years ended December 31, 1996, 1995 and 1994, for all persons who were, during 1996, (i) the chief executive officer and (ii) the other most highly compensated Officers of the Bank who made in excess of $100,000 during 1996 (the Named Executive Officers).

  SUMMARY COMPENSATION TABLE

    The named executive officers disclosure requirements affect the Chief Executive Officer and those executive officers earning more than $100,000 in salary and bonuses. In 1996, 1995 and 1994, Mr. James F. Kidd, President and Chief Executive Officer, and Mr. Thomas P. Ryan, Executive Vice President and Secretary/Treasurer, met the criteria for disclosure.
    The following table discloses the annual salary, bonuses and all other compensation awards and payouts for services in all capacities to the Corporation and the Bank for the fiscal years ended December 31, 1996, 1995 and 1994.
                                     Compensation (1)
                          -----------------------------------------------
                                         Annual
  Name and               --------------------------------     All
  Principal Position        Year      Salary      Bonuses    Other (2)
  ----------------------------------------------------------------------
  James F. Kidd             1996    $151,154    $32,500     $20,600
  President and Chief       1995    $124,000    $15,000     $18,427
  Executive Officer         1994    $104,556    $15,000     $15,646

  Thomas P. Ryan            1996    $104,050    $15,375     $18,755
  Executive Vice President  1995    $ 99,375    $15,000     $15,693
  and Secretary/Treasurer   1994    $ 92,323    $15,000     $14,450

 (1) The aggregate of Other Annual Compensation is less than 10% of the total of annual salary and bonus for all individuals for all years presented and therefore is not required to be reported under the
     SEC rules.
 (2) All Other Compensation consisted of the following:
    James F. Kidd:                               1996      1995      1994
     Contribution, in Mr. Kidd's behalf to:
      The Bank's Stock Purchase Plan           $ 4,500   $ 4,176   $ 3,909
      The Bank's Employee Stock Ownership Plan $10,925   $10,236   $ 8,860
      Mr. Kidd's Supplemental Life Insurance   $ 2,250   $ 2,239   $ 2,077
     Corporation director's fees               $ 2,925   $ 1,775   $   800

    Thomas P. Ryan:                              1996      1995      1994
     Contribution, in Mr. Ryan's behalf to:
      The Bank's Stock Purchase Plan           $ 3,583   $ 3,431   $ 3,508
      The Bank's Employee Stock Ownership Plan $ 8,698   $ 8,518   $ 7,993
      Mr. Ryan's Supplemental Life Insurance   $ 2,079   $ 1,969   $ 1,949
     Corporation director's fees               $ 2,700   $ 1,775   $ 1,000
     Anniversary Stock Award                   $ 1,695   $     0   $     0

  OPTION GRANTS TABLE (last fiscal year)
    There were no stock options granted by the Corporation or the Bank in 1996.

  LONG TERM INCENTIVE PLAN AWARD TABLE (last fiscal year)
    There were no long term incentive plans or plan awards in 1996.

  OPTION EXERCISES AND YEAR END VALUE TABLE (last fiscal year)

            AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                 AND FISCAL YEAR-END OPTION VALUE(1)

                                                           Value of
                                        Number of           Unexercised
                                       Unexercised          In-the-Money
                                          Option              Option
                Shares                   Shares               Shares
              Acquired       Value     at FY-End(#)          at FY-End ($)
                 on        Realized    Exercisable/          Exercisable/
  Name        Exercise(#)    ($)(2)    Unexercisable       Unexercisable(2)
  --------------------------------------------------------------------------
  James F. Kidd         0         $0         2,101/0             $18,933/$0
  Thomas P. Ryan        0         $0         2,101/0             $18,933/$0

  (1) All amounts reflect the 2% stock dividend in April of 1996.

  (2) Market value of underlying securities at exercise date or year end, as the case may be, minus the exercise or price of "in-the-money" options.

  COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
     The Compensation Committee consists of: James L. Bardoner, Daniel P. Batista, David M. Koethe, Stanley G. Pijor, T.L. Smith, Eugene M. Sofranko, Paul T. Stack and Leo Weingarten. Mr. Batista is a shareholder of the law firm of Cook and Batista Co., L.P.A., which performs legal services for the Bank. During 1996, the Bank paid to Cook and Batista Co., L.P.A. legal fees in the amount of $115,634. The amount of Mr. Batista's interest in such fees cannot be practicably determined. Mr. Koethe is the Chairman of The Board of The Lorain Printing Company.
  During 1996, the Bank paid to The Lorain Printing Company an amount of $62,530 for printing services and supplies. The amount of Mr. Koethe's interest in such payments cannot be practicably determined. During 1996, the Bank paid to Stanley G. Pijor the sum of $1,031,574 which constituted the lump sum distribution for his retirement benefits payable under the provisions of the Lorain National Bank Retirement Pension Plan. Mr. Pijor was also a party to a Consulting Agreement with the Bank dated March 15, 1994, which provides Mr. Pijor shall receive a consulting fee of $85,000 each year for a period of five (5) years, said payments having commenced on January 1, 1996. This Consulting Agreement also stipulates that Mr. Pijor will be provided with an automobile and will be reimbursed for reasonable expenses relative to his duties as a consultant during the term of the Agreement. Mr. Pijor was also a party to a Supplemental Retirement Agreement entered into with the Bank on December 31, 1987. Under the terms of this supplemental Retirement Agreement, Mr. Pijor is to receive supplemental retirement benefits in the amount of $50,000 per year, for a period of ten (10) years. The payment of these supplemental retirement benefits commenced in January of 1996.

  COMPENSATION COMMITTEE REPORT

    The Lorain National Bank's Compensation Committee has the responsibility of evaluating and recommending to the Board of Directors, for its approval, the amount of compensation, including salary, bonus, and other benefits, for all officers of the Bank, including the named Executive Officers and the Chief Executive Officer.
    It is the philosophy and policy of the Compensation Committee to establish a compensation program for Bank officers to attract, motivate and retain a highly qualified management team. The criteria used to determine the recommended compensation of Bank officers includes their level of responsibility, performance, experience, the Committee's judgment as to the past performance and expected further contribution.

  A comparison to the industry peer group as well as national and regional surveys are also used. In addition, Mr. James F. Kidd, as the Bank's Chief Executive Officer, evaluates the performance of other officers and presents his evaluations and salary recommendations for all officers, other than himself, to the Compensation Committee. The Committee is also advised by independent compensation consultants, concerning compensation of Bank officers. Based upon the foregoing, the Compensation Committee prepares a report on recommended base salaries for all officers. In addition, in some cases, the Compensation Committee recommends bonuses for certain officers of the Bank, based upon the attainment of preestablished performace goals. The recommendations of the Compensation Committee regarding base salaries and bonuses for all officers are sublect to approval by the Board of Directors.
     As to the Chief Executive Officer, Mr. James F. Kidd's compensation, including salary, bonus, and other benefits is also based upon a recommendation of the Compensation Committee, which is then approved by the Board of Directors. The factors and criteria considered by the Compensation Committee included the pay level for CEOs of comparable banks, the financial performance of the Bank, and the individual performance and leadership of Mr. Kidd. Based upon the foregoing, and based upon the attainment of preestablished performance goals established by the Compensation Committee, the Compensation Committee recommended a base salary and bonus for Mr. Kidd for 1996, in the amounts set forth in the Summary Compensation Table, which amounts were approved by the Board of Directors.

    The members of the Compensation Committee are:
         James L. Bardoner                    T.L. Smith, M.D.
         Daniel P. Batista                    Eugene M. Sofranko
         David M. Koethe                      Paul T. Stack
         Stanley G. Pijor                     Leo Weingarten

EMPLOYMENT AGREEMENTS
     As of September 1, 1995, Mr. James F. Kidd entered into an Employment Agreement with LNB Bancorp, Inc. and The Lorain National Bank. The Agreement provides for Mr. Kidd's employment until he reaches the age of 65 as President. Mr. Kidd shall be compensated at the initial rate of One Hundred and Twenty Four Thousand Dollars ($124,000) with an annual compensation review each year thereafter. Mr. Kidd will continue to receive his present fringe benefits and such additional benefits as are set forth in the Bank's Employee Benefit Program. If the Agreement is terminated earlier, other than for just cause, or by Mr. Kidd, then he will be entitled to the salary and benefits described above for a period of up to two (2) years.

    As of September 1, 1995, Mr. Thomas P. Ryan entered into an Employment Agreement with LNB Bancorp, Inc. and The Lorain National Bank. The Agreement provides for Mr. Ryan's employment until he reaches the age of 65 as Executive Vice President. Mr. Ryan shall be compensated at the initial rate of Ninety Seven Thousand Five Hundred Dollars ($97,500) with an annual compensation review each year thereafter. Mr. Ryan will continue to receive his present fringe benefits and such additional benefits as are set forth in the Bank's Employee Benefit Program. If the Agreement is terminated earlier, other than for just cause, or by Mr. Ryan, then he will be entitled to the salary and benefits described above for a period of up to two (2) years.

  PENSION PLAN

     The Bank sponsors The Lorain National Bank Retirement Pension Plan
  (the Plan) covering substantially all employees of the Bank. An employee is eligible to participate on January 1 or July 1 after the attainment of age twenty-one (21) and completion of one year of service, as defined in the Plan. The Bank's 1996 contribution to the Plan was $249,461. The amount of contributions with respect to a specific person is not and cannot readily be calculated on an individual basis.

    Participants are eligible for normal retirement upon reaching age sixty-five (65). Annual benefit payments are determined as a percentage for the five (5) consecutive plan years that yield the highest average salary. Participants in the Plan prior to January 1, 1989 will have annual benefit payments reduced if they have less than fifteen (15) years of continuous employment upon retirement. Participants who join the Plan after January 1, 1989 will have benefit payments reduced if they have less than twenty-five (25) years of continuous employment upon retirement. The normal form of benefit payment is a joint and survivor annuity. Benefits become fully vested after a participant has completed five (5) years of service. The Plan also provides for the payment of early retirement, death, disability, and deferred vested benefits in the form of a lump sum distribution, or monthly annuity.

     Annual benefit payments under the provisions of the Plan are computed by a formula, the factors of which include annual compensation, years of service and the social security taxable wage base.

     The Plan was amended, effective January 1, 1995, to allow the payment of accrued benefits in the form of a lump sum distribution upon retirement at normal retirement age. The estimated present value of the accrued benefit using the Plan's actuarial equivalence assumptions for the Named Executive Officers ranged from $308,000 to $315,000 as of December 31, 1996.

     Assuming the participant selects the benefit payable in a ten (10) year Certain and Life Annuity at normal retirement date, the following table reflects annual benefits payable to the employee based upon average annual compensation levels and twenty-five (25) years of service.

                                        Employee's Annual Estimated Pension
                   Final Average            Payments Assuming Minimum of
               Annual Compensation               25 Years of Service

                   $250,000*                             $76,144
                    200,000*                              76,144
                    150,000                               76,144
                    100,000                               49,269

  *The current annual compensation limit with respect to determining an employee's annual pension payment is currently limited by the Internal Revenue Code to $150,000. The Plan reflects the annual compensation limit and this results in a maximum annual pension payment of $76,144. Therefore, an employee's annual estimated pension payment for final average compensation levels of $150,000 and above remains at the $76,144 level. Pension benefits accrued prior to 1995 are grand fathered, if their calculated benefit is greater than $76,144. These pension payments do not reflect any additional retirement benefits which the employee may receive in the form of Social Security and other forms of supplemental retirement benefits. Messrs. Kidd and Ryan have thirty-two
  (32) and thirty-five (35) credited years of service respectively, under the provisions of the Plan.

     Benefit payments under the provisions of the Plan are computed using formulas, the factors of which include annual compensation, years of service, social security taxable wage base, and, in the case of a lump sum distribution, current interest rates are also taken into consideration.

     On July 30, 1996, the Bank entered into Supplemental Retirement Agreements (SRA) with Mr. James F. Kidd and Mr. Thomas P. Ryan. The purpose of the SRA is to provide supplemental retirement benefits to Messrs. Kidd and Ryan in addition to the benefits provided by the Bank's qualified retirement plan, to assist the Bank in retaining their services through their normal retirement dates.

     The SRA provides for payments, monthly or annually, at Messrs. Kidd and Ryan's election, in the event of: (a) normal retirement; **(b) reduced supplemental retirement benefits in the event of early retirement;
 (c)disability prior to retirement; (d) death; or (e) discharge "without cause."

     Under the terms of their SRA, Messrs. Kidd and Ryan will receive supplemental retirement benefits for a period of ten (10) years. The full benefit amount is equal to seventy percent (70%) of the compensation paid in the final year of employment, minus the Bank's pension benefit and Social Security benefits. Mr. Kidd and Mr. Ryan are entitled to the full benefit amount if they retire on their normal retirement date;** 75% of the full benefit amount if they retire at age 64; 50% of the full benefit amount if they retire at age 63; 25% of the full benefit amount if they retire at age 62; and no SRA benefit if they retire prior to age 62.
     In the event of disability prior to retirement, the disabled individual would receive their full SRA benefit amount beginning at age 65. In the event of death prior to retirement, after meeting the eligibility and employment requirements, the applicable benefit (based upon the decedent's age) is payable to his designated beneficiary. In the event of discharge "without cause", the discharged individual would receive their full SRA benefit amount, as if he retired at age 65, commencing at the recipient's discretion.
     The SRA is a non-qualified defined benefit agreement. As of December 31, 1996, the monthly benefits that would be paid at normal retirement age, would be $8,287 and $2,151 for Mr. Kidd and Mr. Ryan respectively.
      **Mr. Kidd's normal retirement date is November 1, 2004
      **Mr. Ryan's normal retirement date will be April 1, 2003

  PERFORMANCE GRAPH

     The graph which follows compares the five (5) year cumulative total return from investing $100 on December 31, 1991 in each of LNB Bancorp, Inc. common stock, the Standard & Poor's 500 index (S&P 500 Index) of companies and the National Association of Securities Dealers Association Quotation System Bank Index (NASDAQ Bank Index) of companies, with dividends assumed to be reinvested when received.

              Comparison of Five Year Cumulative Total Return*
      AMONG LNB BANCORP, INC, THE S&P 500 INDEX AND NASDAQ BANK INDEX

    (PERFORMANCE GRAPH FOLLOWS IN PRINTED VERSION WITH YEARS 1991 THROUGH
     1996 ON THE X-AXIS AND CUMULATIVE INVESTMENT ON THE Y-AXIS IN $100 INCREMENTS RANGING FROM $0 TO $400. THE CO-ORDINATES, BY YEAR, WHICH ARE PRESENTED IN THE TABLE BELOW ARE PLOTTED ON THE PREVIOUSLY DESCRIBED GRID ALONG WITH AN ACCOMPANYING LEGEND FOR IDENTIFICATION PURPOSES.)

     * $100 INVESTED ON 12/31/91 IN STOCK OR INDEX - INCLUDING REINVESTMENT OF DIVIDENDS.

                                               DECEMBER 31,

  ---------------------------------------------------------------------------
                                      1991   1992   1993   1994   1995   1996
  ---------------------------------------------------------------------------
     LNB Bancorp, Inc.               $100   $115   $141   $187   $200    $218
  ---------------------------------------------------------------------------
     S&P 500 Index                   $100   $108   $118   $120   $165    $203
  ---------------------------------------------------------------------------
     NASDAQ Bank Index               $100   $146   $166   $165   $246    $326
  ---------------------------------------------------------------------------
                                     -12-

  BENEFICIAL OWNERSHIP OF SHARES
    The following table reflects as of December 31, 1996, any person known to the Corporation to be the beneficial owner of more than five percent (5%) of any class of the Corporation's voting securities, consisting of common stock only, as well as the total number of shares of common stock beneficially owned by each director, nominee, and the director and executive officers of the Corporation as a group.

  Five Percent Beneficial Ownership
                                      Amount and Nature   Percent
  Name and Address of                   of Beneficial       of
  Beneficial Owner                        Ownership        Class

  Standen and Co. as nominee for
  The Lorain National Bank               613,091(1)       14.81%
  457 Broadway
  Lorain, Ohio 44052

  (1) The Bank, a wholly owned subsidiary of LNB Bancorp, Inc. (a U. S. Corporation) disclaims beneficial ownership of all shares. The shares were held by the Bank in various accounts administered by it, as fiduciary, for the benefit of beneficiaries, donors, or principals of such accounts. The Bank, as fiduciary, had (a) sole power to vote 111,583 shares; (b) sole investment power to purchase/sell, but no power to vote on 243,748 shares; (c)shared investment power with sole power to vote with respect to 33,446 shares; and (d) no investment power and no power to vote on 224,314 shares. Shares of the Corporation held by the Bank in various fiduciary capacities will be voted only in accordance with directions, approvals or instructions where called by the governing instruments or by law, and in the absence of special factors affecting any individual account, will be voted in accordance with management's recommendations where the Bank as fiduciary has authority to determine the manner of voting.

  BENEFICIAL OWNERSHIP OF MANAGEMENT   (As of December 31, 1996)
                       Sole          Shared      Total Amount
                 Investment and  Investment and  of Beneficial   Percent
  Name            Voting Power    Voting Power     Ownership    of Class

  James L. Bardoner    8,326            609          8,935          .22%
  Daniel P. Batista   22,882         44,474         67,356         1.63%
  Robert M. Campana    4,361              0          4,361          .11%
  Wellsley O. Gray     8,073          4,642         12,715          .31%
  James F. Kidd       47,215              0         47,215         1.14%
  David M. Koethe     53,500            180         53,680         1.30%
  Benjamin G. Norton  44,072         45,461         89,533         2.16%
  Stanley G. Pijor    61,550         32,507         94,057         2.27%
  Jeffrey F. Riddell  11,117         26,747         37,864          .91%
  Thomas P. Ryan      32,473          1,244         33,717          .81%
  T. L. Smith, M.D.   12,997          8,932         21,929          .53%
  Eugene M. Sofranko   6,560         21,422         27,982          .68%
  Paul T. Stack        8,801          1,220         10,021          .24%
  Leo Weingarten     103,553          8,519        112,072         2.71%
  Executive Officers
   who are not
   Directors         109,736            385        110,121         2.66%
                     -------       --------        -------        ------
  All Directors and
   Executive Officers
   as a Group        535,216        196,342        731,558         17.68%
                     =======       ========        =======        ======
                                    -13-

  INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS
    Some of the directors of the Corporation and the companies with which they are associated, are customers of and had banking transactions with the Bank in the ordinary course of the Bank's business during 1996. Loans and commitments to loans included in such transactions were made on substantially the same terms, including interest rates and collateral, as were those prevailing at the time for comparable transactions with other persons, and in the opinion of the management of the Bank, do not involve more than a normal risk of collectibility or present other unfavorable features.

  STOCK DIVIDEND
    The Board of Directors has the authority to declare and implement common stock dividends without shareholder approval. However, as it has in prior years, the Board has elected to seek shareholder approval for the proposed stock dividend.
    A stock dividend of approximately 82,771 shares of common stock (2%) is recommended by the Board of Directors. THE BOARD HAS STIPULATED THAT THE PROPOSED 2% STOCK DIVIDEND WOULD REQUIRE APPROVAL, IN THE FORM OF AN AFFIRMATIVE VOTE BY SHAREHOLDERS OWNING TWO-THIRDS OR MORE OF THE STOCK OF THE CORPORATION. The stock dividend will be payable to shareholders of record April 15, 1997. This stock dividend is recommended as a distribution of earnings of the Corporation and to conserve the cash assets.
    The stock dividend will consist of approximately 82,771 shares which will increase the total number of shares outstanding to approximately 4,221,304.
  As a result of the stock dividend, a transfer of approximately $82,771 will be made from retained earnings increasing the common stock of the Corporation to approximately $4,221,000. An additional amount of approximately $2,348,000 will be transferred from retained earnings to surplus. The stock dividend will not change the common stock par value or the total equity capital of the Corporation.
    The number of shares to be issued and the dollar amounts discussed above are based upon shares outstanding and stock bid prices as of March 3, 1997. The actual stock dividend will be calculated based upon shares outstanding and stock bid prices on the record date.
    No fractional shares will be issued. The Corporation will sell full shares representing all the fractions to the highest bidder after having solicited sealed bids from at least three (3) licensed stockbrokers. The proceeds of the sale shall be distributed pro rata to shareholders who otherwise would be entitled to fractional shares.



  THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE APPROVAL OF THE DECLARATION OF A 2% STOCK DIVIDEND.

  PRINCIPAL ACCOUNTANTS
    The independent accounting firm of KPMG Peat Marwick LLP has served as the principal accountants for the Bank since 1972. A representative of the firm will be present at the Annual Meeting and will be available to respond to questions.

  SHAREHOLDER PROPOSALS FOR NEXT ANNUAL MEETING

    Shareholders may submit proposals appropriate for shareholder action at the Corporation's Annual Meeting consistent with the regulations of the Securities and Exchange Commission. For proposals to be considered for inclusion in the Proxy Statement for the 1998 Annual Meeting, they must be received by the Corporation no later than December 1, 1997. Such proposals should be directed to LNB Bancorp, Inc., Attention:
  Shareholder Relations, 457 Broadway, Lorain, Ohio 44052.

  OTHER BUSINESS
    Management is not aware of any other matter which may be presented for action at the meeting other than the matters set forth herein. Should any matter other than those set forth herein be presented for a vote of the shareholders, the proxy in the enclosed form directs the persons voting such proxy to vote in accordance with their judgement.

  COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT
    Section 16(a) of the Securities Exchange Act requires the Corporation's officers and directors to file reports of ownership and changes of ownership of the Corporation's registered securities on Forms 3, 4 and 5 with the Securities and Exchange Commission (SEC).
    The Corporation believes that all officers and directors complied with all filing requirements applicable to them with respect to transactions during fiscal year 1996.

  ANNUAL REPORT
    A copy of the Corporation's Annual Report has been mailed to shareholders prior to the meeting. The Annual Report is not intended to be part of this Proxy Statement. A report of the operations of the Corporation and the Bank for the fiscal year ended December 31, 1996 will be presented at the meeting. A copy of the Corporation's Annual Report on Form 10-K under the Securities Exchange Act of 1934 is available to shareholders without charge upon request to Thomas P. Ryan, Executive Vice President and Secretary/Treasurer, LNB Bancorp, Inc., 457 Broadway, Lorain, Ohio 44052.



                                      By Order of the Board of Directors


                                                  /s/     Thomas P. Ryan



                                                          Thomas P. Ryan
                                                Executive Vice President
                                                 and Secretary/Treasurer

  PROXY    ANNUAL MEETING         LNB BANCORP, INC., LORAIN, OHIO
    This Proxy is Solicited on Behalf of the Board of Directors




  The undersigned hereby appoint JAMES L. BARDONER, DAVID M. KOETHE and DANIEL P. BATISTA, as Proxies, each with the power to appoint his substitute, and hereby authorize them to represent and to vote, as designated below, all the shares of Common Stock of the LNB Bancorp, Inc. held on record by the undersigned on March 7, 1997, at the Annual Meeting of Shareholders to be held on April 15, 1997 or any adjournment thereof.

  1.  ELECTION OF DIRECTORS
      [ ] FOR all nominees listed below (except as marked to the contrary below)

      [ ] WITHHOLD AUTHORITY to vote for all nominees listed below
          James F. Kidd, Jeffrey F. Riddell, Thomas P. Ryan, Paul T. Stack, Robert M. Campana

      (Instruction: To withhold authority to vote for any individual nominee write that nominee's name on the space provided below.)



  -----------------------------------------------------------------


  2. STOCK DIVIDEND - Increase the outstanding common stock of LNB Bancorp, Inc. by declaration of a stock dividend consisting of approximately 82,771 shares of common stock of $1.00 par value each, and the terms and conditions thereof.

      [ ] FOR    [ ] AGAINST      [ ] ABSTAIN

  END PUBLISHED PROXY CARD FRONT SIDE


  In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

  This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted for proposals 1 and 2.



  Dated -----------, 1997 Number of shares in my/our name ---------



                                 -------------------------- (L.S.)



                                 -------------------------- (L.S.)


  NOTE: Please sign exactly as name appears above. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.



      YOUR VOTE IS IMPORTANT. PLEASE MARK, SIGN, DATE AND MAIL THIS PROXY FORM WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING.
           A RETURN ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE.

                  Please read and vote on other side.